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                                                                  EXHIBIT 2.1(L)

     EXHIBIT "L"     ASSIGNMENT AND ASSUMPTION AGREEMENT


     This ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of August ___, 2000 is made by and between ORC Consumer, Inc., a Delaware corporation ("Buyer"), and C/J Research, Inc., an Illinois corporation ("Seller").

     WHEREAS, pursuant to that certain Asset Purchase Agreement, dated August__
, 2000, by and among Buyer, Seller, Opinion Research Corporation, Terence Cotter and Gary Cotter (the "Asset Purchase Agreement"), the parties hereto have agreed that at the closing thereunder (which closing is taking place as of the date hereof), Seller will transfer to Buyer and Buyer will accept and assume, only those liabilities and obligations of Seller arising from and after the Closing Date under the Assumed Contracts set forth on Schedule A attached hereto, all
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liabilities and obligations specifically reflected on the Closing Balance Sheet, and all other liabilities listed on Schedule B attached hereto.  All capitalized
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terms not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the covenants and agreements contained in the Asset Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

     As of the date hereof, Seller hereby transfers and assigns to Buyer, and Buyer hereby accepts and assumes those liabilities and obligations of Seller arising from and after the Closing Date under the Assumed Contracts set forth on Schedule A attached hereto, all liabilities and obligations specifically
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reflected on the Closing Balance Sheet, and all other liabilities listed on
Schedule B attached hereto.  With the exception of the liabilities and
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obligations to be assumed by Buyer pursuant to the preceding sentence, Buyer shall not assume and shall in no event be liable for any other debts, liabilities or obligations of Seller, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, or otherwise and regardless of when they arose or arise. In the event of any inconsistency between the terms hereof and the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall control.
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     IN WITNESS WHEREOF, the undersigned have caused this Assignment and
Assumption Agreement to be signed in their respective names by their respective duly authorized officers on the date first above written.

                              ORC CONSUMER, INC.


                              By:

                                   Name:
                                   Title:


                              C/J RESEARCH, INC.


                              By:

                                   Name:
                                   Title:

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